Exhibit 8.1

Subsidiaries of Elan Corporation, plc

As of December 31, 2011, Elan Corporation, plc had the following principal subsidiary undertakings:

Company	Nature of Business	Group Share %	Registered Office & Country of Incorporation
Athena Neurosciences, Inc.	Holding company	100	180 Oyster Point Blvd., South San Francisco, CA, USA

Crimagua Ltd.	Holding company	100	Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland

Elan Holdings Ltd.	Holding company	100	Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland

Elan International Services Ltd.	Financial services company	100	Juniper House, 30 Oleander Hill, Smiths, FL-08, Bermuda

Elan Pharma International Ltd.	R&D, sale and distribution of pharmaceutical products, management services and financial services	100	Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland

Elan Pharmaceuticals, Inc.	R&D and sale of pharmaceutical products	100	180 Oyster Point Blvd., South San Francisco, CA, USA

Elan Science One Ltd.	Holding company	100	Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland

Elan Science Three Ltd.	Holding company	100	Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland

Keavy Finance Ltd.	Dormant	100	Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland

Monksland Holdings BV	Holding company	100	Claude Debussylaan 24, 1082 MD, Amsterdam